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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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                                             Three Months Ended               Nine Months Ended
                                        September 30,    October 1,     September 30,    October 1,
                                            1995            1994            1995            1994

Net earnings (loss) applicable to
  common shares:
    Net earnings (loss)               $          632  $     (4,975)   $        5,092  $     (2,933)

Primary:
  Shares for common and common share
  equivalent earnings (loss) per
  share (1):
    Weighted average number of
      common shares outstanding            12,762,272   13,780,379        12,896,545    13,734,254
    Dilutive effect of outstanding
      stock options and warrants              302,003            -                 -             -

                                           13,064,275   13,780,379        12,896,545    13,734,254

Net earnings (loss) per common share
  and common share equivalents        $          0.05 $      (0.36)   $         0.40  $      (0.21)


Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss) per
  share (2):
    Weighted average number of
      common shares outstanding            12,762,272   13,780,379        12,896,545    13,734,254
    Dilutive effect of outstanding
      stock options and warrants              724,345            -           730,409             -

                                           13,486,617   13,780,379        13,626,954    13,734,254

Net earnings (loss) per common share
  and common share equivalents        $          0.05 $      (0.36)   $         0.37  $      (0.21)

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(1)  Outstanding  stock  options, warrants,  and  shares  issuable  under
   employee   stock  purchase  plans  are  converted  to   common   share
   equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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